Exhibit 99.1

NEWS RELEASE

Contacts:	Brian Feldott
Director, Investor Relations
Newpark Resources, Inc. bfeldott@newpark.com
281-362-6800

FOR IMMEDIATE RELEASE

NEWPARK RESOURCES REPORTS FIRST QUARTER 2015 RESULTS

THE WOODLANDS, TX – APRIL 30, 2015 – Newpark Resources, Inc. (NYSE: NR) today announced results for its first quarter ended March 31, 2015. Total revenues for the first quarter of 2015 were $208.5 million compared to $306.2 million in the fourth quarter of 2014 and $242.8 million in the first quarter of 2014. Income from continuing operations for the first quarter of 2015 was $1.0 million, or $0.01 per diluted share, compared to $23.4 million, or $0.25 per diluted share, in the fourth quarter of 2014, and $11.7 million, or $0.13 per diluted share, in the first quarter of 2014.

First quarter 2015 operating results included $2.9 million of pre-tax charges associated with North American workforce reductions. In addition, due to the continued strengthening of the US Dollar, the first quarter 2015 results included $1.6 million of pre-tax foreign currency exchange losses, primarily attributable to the revaluation of inter-company balances due from our Brazilian subsidiary. Further, the foreign currency exchange loss created a pre-tax loss in our Brazilian subsidiary, for which the recording of a tax benefit is not permitted, resulting in an unusually high effective tax rate for the period. Combined, these items reduced first quarter net income by $0.04 per diluted share.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “The first quarter proved to be very challenging, particularly in the North American Fluids business. North American Fluids revenues were down 41% sequentially, reflecting the sharp reduction in customer drilling activity combined with the effects of weaker pricing, lower wholesale barite sales, and a weaker sales mix, as customers slowed their product purchases and used their on-hand inventory in anticipation of laying down rigs. In response to the sharp decline in customer activity levels, we initiated significant actions to right-size our organization, reducing our North American Fluids Systems workforce by more than 35% since the beginning of the year. Most of the reductions were completed toward the end of the first quarter, so minimal cost benefits were realized in the period. Outside of North America, customer activities and pricing have remained much more stable, although the continued strengthening of the U.S. Dollar has negatively impacted our revenues and profitability across all international regions.

“Despite the challenges in North America, our mats business continued to perform exceptionally well, sustaining operating margins above the 40% level in the first quarter. While the business was impacted by the lower drilling activity and pricing compression in the period, we are continuing our efforts to diversify this business into non-exploration markets and new geographies.

“Meanwhile, our cash flow and liquidity position remain very strong, generating $32 million of operating cash flow in the quarter and ending the period with $92 million of cash on-hand. During the first quarter, we also expanded our U.S. revolving credit facility from $125 million to $200 million, and we currently have no borrowings outstanding under the facility. This strong balance sheet position provides us with exceptional flexibility to continue executing our long-term strategy, despite the challenging North American environment,” concluded Howes.

Segment Results

The Fluids Systems segment generated revenues of $171.9 million in the first quarter of 2015 compared to $261.0 million in the fourth quarter of 2014 and $211.4 million in the first quarter of 2014. Segment operating loss was $1.7 million in the first quarter of 2015, compared to operating income of $24.5 million (9.4% operating margin) in the fourth quarter of 2014 and $15.7 million (7.4% operating margin) in the first quarter of 2014. The segment results for the first quarter of 2015 included $2.6 million of pre-tax charges associated with workforce reductions.

The Mats and Integrated Services segment generated revenues of $36.6 million in the first quarter of 2015 compared to $45.1 million in the fourth quarter of 2014 and $31.4 million in the first quarter of 2014. Segment operating income was $15.6 million (42.8% operating margin) in the first quarter of 2015, compared to $23.0 million (50.9% operating margin) in the fourth quarter of 2014, and $13.4 million (42.6% operating margin) in the first quarter of 2014.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss first quarter 2015 results, which will be broadcast live over the Internet, on Friday, May 1, 2015 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (412) 902-0030 and ask for the Newpark conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through May 15, 2015 and may be accessed by dialing (201) 612-7415 and using pass code 13605640. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2014, as well as others, could cause results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, our customer concentration and cyclical nature of our industry, operating hazards inherent in the oil and natural gas industry, our international operations, the cost and continued availability of borrowed funds, our ability to execute our business strategy and make successful business acquisitions and capital investments, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity, our market competition, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

(Unaudited)	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2015	2014	2014

Revenues	$208,464	$306,162	$242,824

Cost of revenues	176,634	237,067	196,560

Selling, general and administrative expenses	25,978	30,390	25,523
Other operating expense (income), net	(276)	114	(16)

Operating income	6,128	38,591	20,757

Foreign currency exchange loss	1,564	638	54
Interest expense, net	2,255	2,360	2,920

Income from continuing operations before income taxes	2,309	35,593	17,783
Provision for income taxes	1,316	12,147	6,041
Income from continuing operations	993	23,446	11,742
Income from discontinued operations, net of tax	-	-	1,152
Gain from disposal of discontinued operations, net of tax	-	-	22,117

Net income	$993	$23,446	$35,011

Income per common share -basic:
Income from continuing operations	$0.01	$0.29	$0.14
Income from discontinued operations	-	-	0.27
Net income	$0.01	$0.29	$0.41

Income per common share -diluted:
Income from continuing operations	$0.01	$0.25	$0.13
Income from discontinued operations	-	-	0.23
Net income	$0.01	$0.25	$0.36

Calculation of Diluted EPS:
Income from continuing operations	$993	$23,446	$11,742
Assumed conversion of Senior Notes	-	1,283	1,261
Adjusted income from continuing operations	$993	$24,729	$13,003

Weighted average number of common shares outstanding-basic	82,299	82,225	84,743
Add: Dilutive effect of stock options and restricted stock awards	1,505	1,492	1,674
Dilutive effect of Senior Notes	-	15,682	15,682

Diluted weighted average number of common shares outstanding	83,804	99,399	102,099

Diluted income from continuing operations per common share	$0.01	$0.25	$0.13

Note: For the first quarter of 2015, we excluded the assumed conversion of the Senior Notes in calculating diluted earnings per share as the effect was anti-dilutive for the period.

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2015	2014	2014

Revenues
Fluids systems	$171,902	$261,029	$211,400
Mats and integrated services	36,562	45,133	31,424
Total revenues	$208,464	$306,162	$242,824

Operating income (loss)
Fluids systems	$(1,702)	$24,533	$15,740
Mats and integrated services	15,647	22,959	13,373
Corporate office	(7,817)	(8,901)	(8,356)
Total operating income	$6,128	$38,591	$20,757

Segment operating margin
Fluids systems	(1.0% )	9.4%	7.4%
Mats and integrated services	42.8%	50.9%	42.6%

Newpark Resources, Inc.
Consolidated Balance Sheets

(Unaudited)
	March 31,	December 31,
(In thousands, except share data)	2015	2014

ASSETS
Cash and cash equivalents	$91,692	$85,052
Receivables, net	260,718	318,600
Inventories	183,821	196,556
Deferred tax assets	7,563	11,013
Prepaid expenses and other current assets	12,369	12,615
Total current assets	556,163	623,836

Property, plant and equipment, net	291,713	283,361
Goodwill	90,032	91,893
Other intangible assets, net	14,239	15,666
Other assets	7,022	5,366
Total assets	$959,169	$1,020,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$9,909	$11,648
Accounts payable	77,917	108,242
Accrued liabilities	39,467	53,342
Total current liabilities	127,293	173,232

Long-term debt, less current portion	172,497	172,498
Deferred tax liabilities	35,849	37,694
Other noncurrent liabilities	10,707	11,240
Total liabilities	346,346	394,664

Commitments and contingencies

Common stock, $0.01 par value, 200,000,000 shares authorized and 99,286,706 and 99,204,318 shares issued, respectively	993	992
Paid-in capital	524,492	521,228
Accumulated other comprehensive loss	(49,201)	(31,992)
Retained earnings	263,609	262,616
Treasury stock, at cost; 15,172,510 and 15,210,233 shares, respectively	(127,070)	(127,386)
Total stockholders’ equity	612,823	625,458
Total liabilities and stockholders' equity	$959,169	$1,020,122

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Three Months Ended March 31,
(In thousands)	2015	2014
Cash flows from operating activities:
Net income	$993	$35,011
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	10,527	10,287
Stock-based compensation expense	2,964	2,840
Provision for deferred income taxes	1,775	(13,108)
Net provision for doubtful accounts	721	173
Gain on sale of a business	-	(33,974)
(Gain) loss on sale of assets	11	(362)
Excess tax benefit from stock-based compensation	(16)	-
Change in assets and liabilities:
(Increase) decrease in receivables	45,869	(1,080)
(Increase) decrease in inventories	7,620	(9,229)
Increase in other assets	(265)	(3,858)
Decrease in accounts payable	(29,353)	(1,248)
Increase (decrease) in accrued liabilities and other	(9,250)	18,142
Net cash provided by operating activities	31,596	3,594

Cash flows from investing activities:
Capital expenditures	(18,505)	(18,509)
Proceeds from sale of property, plant and equipment	298	754
Proceeds from sale of a business	-	89,167
Net cash (used in) provided by investing activities	(18,207)	71,412

Cash flows from financing activities:
Borrowings on lines of credit	1,906	47,562
Payments on lines of credit	(2,394)	(45,113)
Debt issuance costs	(1,456)	-
Other financing activities	(12)	(13)
Proceeds from employee stock plans	305	34
Purchases of treasury stock	-	(13,123)
Excess tax benefit from stock-based compensation	16	-
Net cash used in financing activities	(1,635)	(10,653)

Effect of exchange rate changes on cash	(5,114)	(6)

Net increase in cash and cash equivalents	6,640	64,347
Cash and cash equivalents at beginning of year	85,052	65,840

Cash and cash equivalents at end of period	$91,692	$130,187

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